SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

June 21, 2005

(Date of report/date of earliest event reported)

SKY FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Ohio	001-14473	34-1372535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

221 South Church Street

Bowling Green, Ohio 43402

(Address of principal executive offices)

(419) 327-6300

(Registrant’s telephone number)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

On June 21, 2005, Sky Financial Group, Inc. (“Sky Financial”) and Falls Bank (“Falls”) announced that they entered into an Agreement and Plan of Merger dated as of June 21, 2005 (the “Merger Agreement”) for Sky Financial to acquire Falls (the “Acquisition”). The Acquisition has been approved by the Boards of Directors of Sky Financial and Falls. The Acquisition is subject to certain regulatory approvals as well as the approval and adoption of the Merger Agreement by a majority of the shareholders of Falls.

Under the terms of the Merger Agreement, shareholders of Falls will be entitled to elect to receive one of the following, subject to certain adjustments: (a) cash in the amount of $17.50 for each share of Falls common stock; (b) shares of Sky Financial common stock based on an exchange ratio which will be set to give a value of $17.50 per Falls share based on the average market price of Sky Financial shares for a specified period just prior to the completion of the acquisition, or (c) a combination of shares and stock, each at the respective exchange ratios described above. The Merger Agreement also provides that, in the aggregate, 81% of Falls common shares will be exchanged for Sky Financial common stock, and the remaining 19% of Falls common shares will be exchanged for cash. The exchange is expected to quality as a tax-free transaction to the extent that shareholders of Falls receive Sky Financial common stock in the exchange.

Falls and Sky Financial anticipate that the Acquisition will be completed early in the fourth quarter of 2005. Sky Financial intends to combine Falls with Sky Bank, Sky Financial’s commercial banking affiliate, by the end of the year.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements of business acquired.

None.

(b) Pro Forma Financial Information.

None.

(c) Exhibits.

Exhibit 99.1	Sky Financial Group, Inc. Press Release dated June 21, 2005, titled “Sky Financial Group to Acquire Falls Bank.”

Exhibit 99.2	Agreement and Plan of Merger dated as of June 21, 2005, by and between Falls Bank and Sky Financial Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKY FINANCIAL GROUP, INC.

Date: June 21, 2005	BY:	/s/ C. J. Keller Smith
C. J. Keller Smith
Associate Counsel